Exhibit 99.1

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1244
e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

Newport Beach, Calif., August 12, 2004

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced today that, based upon a review of historical loss data from 1996 forward, utilizing the revised methodology adopted by the Company for determining the adequacy of the Company’s allowance for loan losses and the related provisions for loan losses, management, in consultation with the Company’s auditor, has determined that additional provisions for losses will be required for the year ending December 31, 2002. As a result, the Company intends to restate its financial statements for the years ended December 31, 2002 and 2003 and subsequent interim periods to reflect such additional provisions. Management believes the amount of such additional provision for 2002 to be approximately $3.5 to $5 million pre-tax or $2 to $3 million, on an after tax basis.

Any restatement adjustments remain subject to audit. The Company’s published financial statements for the years ended December 31, 2002 and 2003 and subsequent interim periods including the auditor’s reports thereon, should not be relied upon until the completion of the audit of such adjustments and the issuance by the Company of corrected and restated financial statements for 2002 and subsequent periods.

The Company expects to file revised financial statements by August 31, 2004, although no assurance can be given that such review and audit will be completed within that time period and no assurance can be given that additional revisions will not be required.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.